UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 9, 2014

Splunk Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35498	86-1106510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Brannan Street

San Francisco, California 94107

(Address of principal executive offices, including zip code)

(415) 848-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of New Director

On September 9, 2014, the Board of Directors (“Board”) of Splunk Inc. (the “Company”) increased the size of the Board from eight to nine directors and appointed Mark T. Carges to serve as a member of the Board and the Compensation Committee of the Board, effective as of September 9, 2014. Mr. Carges will serve in the class of directors whose term expires at the Annual Meeting of Stockholders to be held in 2016.

Mr. Carges, age 52, serves on the board of directors for Rally Software Development Corp., a provider of cloud-based solutions for managing software development, and one private company. He previously served as the Chief Technology Officer of eBay Inc., an e-commerce and payments company, from September 2009 to September 2014. From September 2009 to November 2013, he also served as eBay Inc.’s Senior Vice President, Global Products, Marketplaces. From September 2008 to September 2009, he served as eBay Inc.’s Senior Vice President, Technology. From November 2005 to May 2008, Mr. Carges served as Executive Vice President and General Manager of the Business Interaction Division of BEA Systems, Inc., a software company.  Mr. Carges holds a B.A. from the University of California, Berkeley and an M.S. from New York University. Mr. Carges was selected to serve on the Board because the Board believes that Mr. Carges possesses specific attributes that qualify him to serve as a director, including his knowledge and experience in the software industry and professional experience serving in leadership positions at various technology companies.

There is no arrangement or understanding between Mr. Carges and any other persons pursuant to which Mr. Carges was elected as a director.

In accordance with the Company’s standard compensatory arrangement for non-employee directors, Mr. Carges will receive $30,000 per year in cash compensation for his service as a member of the Board and $10,000 per year in cash compensation for his services as a member of the compensation committee, and was granted a restricted stock unit award having a value of $300,000 on the date of grant, which award will vest as to one-third (1/3) of the shares on each of the first three anniversaries of the grant date, and a restricted stock unit award having a value of $150,000 on the date of grant, which award will vest in full on the earlier of the day prior to the Annual Meeting of Stockholders to be held in 2015 and the one-year anniversary of the date of grant, subject to Mr. Carges’ continued service as a member of the Board through each such vesting date.

A copy of the press release announcing Mr. Carges’ appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 9, 2014, the Board amended and restated the Company’s bylaws (the “Restated Bylaws”) to implement majority voting for the election of directors in uncontested elections, a reflection of the Board’s commitment to promoting good corporate governance. Previously, the Company’s bylaws provided for plurality voting in all director elections.  The Restated Bylaws provide for the following:

•             A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which the number of nominees exceeds the number of directors to be elected at the meeting.

•             If a nominee for director fails to receive the required number of votes for re-election,

•                       the Nominating and Corporate Governance Committee (the “NCGC”) shall make a recommendation to the Board as to whether to accept or reject such director’s resignation as previously tendered pursuant to the Company’s Corporate Governance Guidelines or whether other action should be taken; and

•                       the Board will promptly consider and act on the NCGC’s recommendation.

•             Director nominations by stockholders must include a statement that the nominee agrees to tender, following such nominee’s election or re-election, an irrevocable, conditional resignation effective only upon the nominee’s failure to receive a majority vote at any future meeting and acceptance of such resignation by the Board.

The foregoing description of the Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Bylaws, a copy of which is filed with this Current Report on Form 8-K as Exhibit 3.1.

As part of the implementation of majority voting for the election of directors in uncontested elections, the Company amended its Corporate Governance Guidelines to provide, among other things, that with respect to director nominations, the Board will only nominate those directors who have tendered in advance of such nomination an irrevocable, conditional resignation that will be effective only upon the failure of such director nominee to receive the required vote for re-election and the Board’s acceptance of such resignation.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Splunk Inc.
99.1	Press release issued by Splunk Inc. dated September 15, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Splunk Inc.

By:	/s/ David F. Conte
David F. Conte Senior Vice President and Chief Financial Officer

Date: September 15, 2014

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Splunk Inc.
99.1	Press release issued by Splunk Inc. dated September 15, 2014.